Exhibit 10.1
August __, 2009
[Name]
c/o Reliance Standard Life Insurance Company
2001 Market Street, Suite 1500
Philadelphia, Pennsylvania 19103-7303
Re: Stock Option Award Agreement
Dear [Name]:
     We are pleased to inform you that, pursuant to action taken by the Compensation Committee (the “Committee”) of the Board of Directors of Delphi Financial Group, Inc. (“Delphi”) under Section 5 of the 2003 Employee Long-Term Incentive and Share Award Plan, as amended (the “Plan”), you have been granted options to purchase up to 200,000 shares of Delphi’s Class A Common Stock (the “Stock”) at the price of $24.91 per share (the “Options”), which was the fair market value of the Stock, as determined under the Plan, on August 5, 2009, the date of such action. This notice, once countersigned by you, shall constitute an “Award Agreement” as defined in Section 2(c) of the Plan.
     Such option grant is in all respects governed by, and is subject to, the terms and conditions set forth herein and in Exhibit A hereto. All capitalized terms used but not defined herein shall have the meanings given to them in the Plan.
     The Options will become exercisable, in accordance with the procedures set forth herein, if and to the extent that Reliance Standard Life Insurance Company of Texas and its consolidated subsidiaries (collectively, “the RSL Companies” and, each, an “RSL Company”) meet the following financial performance goals:
     (a) If the RSL Companies’ aggregate Adjusted Pre-Tax Operating Income, as defined in Exhibit A hereto (“Adjusted Pre-Tax Operating Income”), for the period consisting of Delphi’s 2009, 2010, 2011 and 2012 fiscal years is at least $782,801,000, 100,000 Options shall become exercisable. Alternatively, if the RSL Companies’ aggregate Adjusted Pre-Tax Operating Income for such period does not reach $782,801,000 but is greater than $738,284,000, a reduced number of the Options shall become exercisable, to be determined by interpolating between zero and 100,000 in relation to the point at which the Adjusted Pre-Tax Operating Income amount falls in the range between $738,284,000 and $782,801,000 (with such number to be rounded to the nearest whole number). For example, if Adjusted Pre-Tax Operating Income for such period were exactly $760,542,500, 50,000 Options would become exercisable.
     (b) If the RSL Companies’ aggregate Adjusted Pre-Tax Operating Income for the period consisting of Delphi’s 2009, 2010, 2011, 2012, 2013 and 2014 fiscal years is at least $1,350,694,000, 200,000 Options, less the number of Options, if any, as have previously become exercisable pursuant to the preceding clause (a) (the “Previously Vested Options”), shall become exercisable. Alternatively, if the RSL Companies’ aggregate Adjusted Pre-Tax Operating Income for such period does not reach $1,350,694,000 but is greater than $1,220,955,000, a reduced number of the Options shall become exercisable, to be determined by interpolating between zero and 200,000 in relation to the point at which the Adjusted Pre-Tax Operating Income amount falls in the range between $1,220,955,000 and $1,350,694,000 (with such number to be rounded to the nearest whole number) and subtracting the number of the Previously Vested Options, if any. For example, if Adjusted Pre-Tax Operating Income for such period were exactly $1,285,824,500, and the number of the Previously Vested Options was 80,000, 20,000 Options would become exercisable. If, in such example, there were instead no Previously Vested Options, 100,000 Options would become exercisable.
     (c) In addition, if your employment with Delphi’s subsidiary, Reliance Standard Life Insurance Company (“RSL”), terminates due to death or Disability or is terminated by RSL without Cause or by you for Good Reason, then, notwithstanding any provisions hereof or of the Plan to the contrary, with respect to Options that have not become exercisable prior to such termination pursuant to the provisions of the preceding clauses (a) and/or (b), such Options will become exercisable at such times, if any, as would have been the case pursuant to such clauses if not for such termination; provided, however, that the number of Options that becomes exercisable will, in each case, be reduced by a percentage equal to the applicable percentage of the three-year period (in the case of clause (a)) and the six-year period (in the case of clause (b)) during which you were not employed by RSL by reason of such termination. For purposes of this clause (c), the following definitions shall apply:
     “Disability” shall mean an illness, injury, accident or

condition of either a physical or psychological nature as a result of which you are unable to perform substantially the duties and responsibilities of your position during a period of 180 days during a period of 365 consecutive calendar days.
     “Cause” shall mean (i) conviction of a felony or other crime involving fraud, dishonesty or moral turpitude, (ii) fraud or intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of Delphi or any Subsidiary thereof, or any unauthorized disclosure of confidential information or trade secrets of Delphi or any Subsidiary thereof (a “Breach of Confidentiality”), or (iii) gross neglect of duties of your office specified by the Board of Directors of RSL.
     “Good Reason” shall mean (i) reduction of your base salary for any fiscal year to less than 100 percent of the rate of base salary in effect for you as of the date of this Award Agreement; or (ii) the failure of RSL to continue in effect any retirement, life insurance, medical insurance or disability plan in which you were participating of as the date of this Award Agreement, except, as to any such plan, where RSL provides you with a plan that provides substantially comparable benefits or where the discontinuation of such plan applies generally with respect to the employees of RSL (or, in the case of a plan furnished only to a specified group of RSL employees, with respect to such group).
     Options that do not become exercisable pursuant to the provisions of the preceding clauses (a), (b) and/or (c) shall expire and terminate in their entirety without becoming exercisable.
     For purposes of application of the foregoing provisions relating to the exercisability of the Options, the following procedures shall apply:
     Each determination of Adjusted Pre-Tax Operating Income shall be made by Delphi, based upon a statement of operations of the RSL Companies for the applicable period conforming to the provisions of Exhibit A hereto and in form and substance reasonably acceptable to Delphi.
     Delphi shall notify you in writing, within 65 days following the close of each of the multi-year periods referenced in the preceding clauses (a) and (b), of its determination as to the level of aggregate Adjusted Pre-Tax Operating Income achieved and, based on such determination, the extent to which the Options have become exercisable pursuant to the applicable provision of such clauses (a) and (b) or, if applicable, clause (c). Options having become exercisable, as described in such notice, shall for all purposes of the Plan be exercisable immediately as of the date of such notice.
     Options that become exercisable as provided herein will, if not sooner exercised or terminated pursuant to the provisions hereof, terminate at the close of business on August 5, 2019. The Options are in all respects subject to each of the terms and conditions of the Plan, a copy of which is attached hereto as Exhibit B, except as otherwise specifically provided herein and except that: (i) the provisions of Sections 5(b)(iii), (iv), (vi) and (viii) of the Plan will not limit your ability to exercise, following a termination of your employment by RSL or for the other reasons set forth therein, Options that have become exercisable as of the date of such termination or that become exercisable thereafter pursuant to the provisions of clause (c) above; provided, however, that the Options will terminate in their entirety upon the occurrence of a Breach of Confidentiality on your part occurring subsequent to such termination of employment; (ii) for purposes of Section 5(b)(v) of the Plan, your discharge for cause shall result in the termination of Options that are exercisable at the time of such discharge only where the Committee determines that the discharge was based on an event or action of the type described in clause (ii) of the definition of “Cause” above; and (iii) notwithstanding the provisions of Section 5(b)(ix) of the Plan, the exercise price for the Options may be paid by your directing that Delphi withhold from the Option shares a number of shares having a market value, at the time of exercise, equal to such exercise price, so long as such payment method will not, in Delphi’s judgment, result in adverse accounting consequences for Delphi; and (iv) the provisions of Section 8(a) of the Plan shall not apply to the Options.
     In addition, if RSL terminates your employment without Cause or if you terminate your employment for Good Reason (as such term is defined above), in either case subsequent to the occurrence of a Change of Ownership, and all or a portion of the Unvested Options remain outstanding as of the date (the “Termination Date”) of such termination (whether such Options are then exercisable for shares of Delphi or another company, cash or other property), then, so long as the Performance Condition has been satisfied as of the Termination Date, the remaining Unvested Options shall immediately become exercisable in their entirety. For purposes of this paragraph:
     “Change of Ownership” shall mean, in addition to the events specified in the definition of such term contained in the Plan, the occurrence of any transaction pursuant to which Delphi ceases to own, directly or indirectly, a majority of the total voting power of the voting securities of RSL.
     “Performance Condition” shall mean the attainment by the RSL Companies, for the period commencing on January 1, 2010 through and including the full calendar quarter most recently having been completed as of the Termination Date, of aggregate Adjusted Pre-Tax Operating Income in an amount representing a compound average annualized growth rate of at least nine and one-half percent (9.5%), utilizing $160,254,000 as the base amount. For example, as to a Termination Date occurring on July 12, 2011, the Performance Condition would relate to the period from January 1, 2010 through June 30, 2011, and would require that aggregate Adjusted Pre-Tax Operating Income for such period equal at least $271,552,406.
     Finally, in accordance with Section 6(d) of the Plan, this will confirm that you may, upon written notice to Delphi, transfer the Options, for or without consideration, to members of your immediate family (as defined below), to a partnership or limited liability company in which one or more of your immediate family members are the only partners or members, or to a trust or trusts established for your exclusive benefit or the exclusive benefit of one or more members of your immediate family. Any Options held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Options immediately prior to the transfer, except that the Options will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, “immediate family” means your children, grandchildren, and spouse. You are further advised that, under existing rules of the Securities and Exchange Commission, any Form S-8 registration statement filed by Delphi relating to the Plan will not cover the exercise of Options transferred for consideration, and therefore, such exercise would be required to be covered by an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), or otherwise be exempt from registration under the 1933 Act, and shares of Stock acquired on such exercise would constitute “restricted securities” within the meaning of Rule 144 under the 1933 Act. No assurance can be given that, under such circumstances, registration under the 1933 Act with respect to such exercise or such shares can or will be effected or that an exemption from such registration will be available.
     If you are in agreement with and accept each of the terms and conditions of the Options, as described above, please confirm such agreement and acceptance by executing and dating both counterparts of this Stock Option Award Agreement and returning one fully executed counterpart to me. The other counterpart should be retained for your files.

Very truly yours,

Chad W. Coulter
Senior Vice President, Secretary and General Counsel

Agreed to and accepted:

Date:

[Name]

Exhibit A
to
Stock Option Award Agreement
Adjusted Pre-Tax Operating Income
     Capitalized terms used but not defined herein shall have the meanings given to them in the Stock Option Award Agreement to which this Exhibit A is attached (the “Option Agreement”). For purposes of the Option Agreement, “Adjusted Pre-Tax Operating Income” shall be determined for each of the 2009, 2010, 2011, 2012, 2013 and 2014 fiscal years and shall consist, for each such year, of the consolidated net income of the RSL Companies, excluding realized investment gains and losses and before extraordinary gain or loss and federal income tax expense, with the following additional adjustments:
     (a) the effect, whether positive or negative, on the RSL Companies’ net investment income of each and every Alternative Investment held by any of such companies during such year shall be eliminated, with the same effect as if such Alternative Investment had not been held by any of the RSL Companies at any time during such year. For this purpose, an “Alternative Investment” shall mean an investment (which, for this purpose, shall be deemed to include a derivative instrument except as provided in the following sentence) whose changes in fair value (positive or negative) are included in net investment income for purposes of Delphi’s consolidated financial statements for such year, including but not limited to investments in investment funds organized as limited partnerships and limited liability companies, trading account securities and hybrid financial instruments accounted for under Statement of Financial Accounting Standards No. 155 or any subsequent replacement thereof or similar accounting pronouncement. For the purpose of this definition, an Alternative Investment shall not include any derivative instrument utilized for purposes of funding the RSL Companies’ interest crediting obligations under indexed annuities.
     (b) the amount of the RSL Companies’ net investment income for such year shall, after taking into account all adjustments made with respect to such year pursuant to the preceding clause (a), be adjusted upward by adding to such amount the product of (i) five percent (5%) (the “Substituted Return Amount”) and (ii) the Average Alternative Asset Balance for such year. For this purpose, the “Average Alternative Asset Balance” shall mean, for such year, (x) the sum of the carrying values of the Alternative

Investments (other than derivative instruments) held by the RSL Companies on the last business day of each of the twelve calendar months in such year, divided by (y) twelve.
     (c) for purposes of all calculations relating to the amortization of the RSL Companies’ deferred acquisition costs performed with respect to such year which take into account the return of Alternative Investments for such year, the Substituted Return Amount shall be utilized in lieu of the actual return percentage of the Alternative Investments for such year.
     (d) for purposes of all calculations relating to the amortization of the RSL Companies’ deferred acquisition costs performed with respect to such year, the effect of realized investment gains and losses, including but not limited to losses arising from other than temporary impairment, shall be removed with the same effect as if such realized gains and/or losses had not occurred.
     (e) the effects of (i) dividends received with respect to shares of stock of Delphi held by any of the RSL Companies and (ii) the payment of interest on surplus notes issued by any of the RSL Companies to Delphi and/or any subsidiary of Delphi shall be eliminated with the same effect as if such dividends had not been paid and such interest payments had not been made.
     (f) with respect to the RSL Companies’ Policy Administration and Claims System (the “System”) presently licensed by RSL from Delphi pursuant to the Master Software License Agreement dated as of September 1, 2002 (the “Agreement”), (i) all payments made by RSL pursuant to the Agreement shall be eliminated with the same effect as if such payments had not been made and (ii) depreciation expenses associated with the System shall be recognized by the RSL Companies to the same extent as if RSL were the owner of the System.
     (g) there shall be added as an additional item of expense for each year an amount equal to the excess, if any, of (i) five percent (5%) of the aggregate premiums collected by the RSL Companies for such year with respect to disability (short-term and long-term) and New York Disability Benefits Law (DBL) coverages under policies issued pursuant to their Integrated Employee Benefits program (including any similar future program, regardless of its name) over (ii) the aggregate of all cash compensation paid by the RSL Companies for such year to their affiliate, Matrix Absence Management, Inc. (“Matrix”), or any other affiliate of the RSL Companies which in the future provides services with respect to such program of a nature similar to those presently provided by Matrix.
     All accounting terms used herein shall be construed in accordance with United States Generally Accepted Accounting Principles, as in effect as of January 1, 2009 (“GAAP”), and all calculations relating to Adjusted Pre-Tax Operating Income required by this Exhibit A shall be made according to GAAP, subject only to the modifications specifically required by clauses (a) through (f) of the preceding paragraph. However, if subsequent to January 1, 2009, any change to GAAP becomes effective which either the RSL Optionholders (as such term is defined below), on one hand, or Delphi, on the other, believes should be taken into account for purposes of calculating Adjusted Pre-Tax Operating Income hereunder (including, for example, a situation in which such change is anticipated to have a significant impact on Delphi’s reported results), Delphi and the RSL Optionholders will jointly discuss and consider in good faith whether any amendments to this Exhibit A would be appropriate to take such change into account, and jointly recommend to the Committee for adoption any amendments mutually determined to be appropriate for such purpose.
     All calculations of Adjusted Pre-Tax Operating Income shall be subject to the further Special Adjustments for which this Exhibit A provides. The determination of Adjusted Pre-Tax Operating Income will be made by Delphi annually within 65 days of the end of each year.
Special Adjustments
Adjustment events: Each of the following shall constitute an Adjustment Event for purposes of the Option Agreement:
     (A) the payment by the RSL Companies of stockholder dividends (other than dividends paid to another RSL Company) exceeding (i) $12,000,000 in the aggregate during the period consisting of Delphi’s 2009, 2010 and 2011 fiscal years or (ii) $24,000,000 in the aggregate during the period consisting of the 2009, 2010, 2011, 2012, 2013 and 2014 fiscal years (the “Performance Period”);
     (B) the making by Delphi of capital and/or surplus contributions to any of the RSL Companies at any time during the Performance Period, regardless of the form of such contribution, which, taken together with any previous such contributions during the Performance Period, exceed $25,000,000 in the aggregate;
     (C) the acquisition by Delphi, directly or indirectly, of a company or a division or business unit thereof by merger, consolidation, purchase of equity interests or assets or any other similar transaction, the business activities of which are substantially related to any of the business activities then conducted (or intended to be conducted subsequent to such acquisition) by the RSL Companies.
Upon the occurrence of an Adjustment Event, Delphi executive management, in consultation with the Chief Executive Officer of the RSL Companies, may recommend to the Committee any amendments or modifications to the conditions to vesting of the Options relating to the financial performance of the RSL Companies, as set forth in clauses (a) and (b) at page 2 of the Option Agreement (the “Vesting Provisions”), which Delphi executive management believes in good faith to be necessary or appropriate to take into account the effect of such Adjustment Event, including but not limited to the adjustment of one or more of the Adjusted Pre-Tax Operating Income thresholds set forth therein. It is anticipated that such adjustments will consist of reductions (in the case of an Adjustment Event described in clause (A) above) and increases (in the case of an Adjustment Event described in clause (B) above) in such thresholds, respectively, by applying an appropriate interest factor to the relevant amounts paid as dividends or contributed to capital, as the case may be.
Upon receipt of any such recommendation, the Committee shall determine in its sole discretion whether to amend or modify the Vesting Provisions based on the relevant Adjustment Event, and the terms and conditions of any such amendment or modification. Any such amendment or modification shall be communicated in writing to, and shall be final and binding on, each holder of Stock options whose terms contain goals relating to Adjusted Pre-Tax Operating Income for the 2009-2014 period (collectively, the RSL Optionholders”). For the purpose of avoidance of doubt, no such amendment or modification shall be deemed to have materially and adversely affected the rights of any RSL

Optionholder under the Options for any purpose of Section 9(d) of the Plan.
Employee option expenses: SFAS 123R expenses attributable to options granted to RSL employees on or after January 1, 2009 (other than the options granted to the RSL Optionholders) shall be included as items of expense.
Arbitration
Delphi shall provide each RSL Optionholder with a detailed written calculation supporting Delphi’s determination as to whether the applicable goal has been achieved (each, a “Delphi Determination”) and, where such calculation indicates such goal having been achieved, confirming the number of Options having become exercisable as a result thereof, within ninety (90) days after the completion of each of the 2011 and 2014 fiscal periods. If a majority of the RSL Optionholders shall disagree with any Delphi Determination, the RSL Optionholders shall give written notice of such disagreement to Delphi within ten (10) business days after receipt of such Delphi Determination. If within twenty (20) business days after Delphi’s receipt of the notice of disagreement from the RSL Optionholders referenced in the immediately preceding sentence, Delphi and the RSL Optionholders are unable to agree with regard to any Delphi Determination, the disagreement may be submitted to arbitration by either Delphi or the RSL Optionholders, which arbitration determination shall be final and binding on the parties. The party instituting the arbitration procedures shall give written notice to the other party of its desire to arbitrate and such notice shall specify the name and address of the person designated to act as an arbitrator on its behalf. Within twenty (20) business days after the service of this notice, the other party shall notify the first party of the appointment of its arbitrator within the twenty (20) business day period specified above, then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two appointed arbitrators are unable to agree upon a third arbitrator. The two arbitrators so chosen shall meet within 10 business days after the second arbitrator is appointed and shall select the third arbitrator by mutual agreement. If the two arbitrators shall fail to appoint a third arbitrator within 10 business days after the second arbitrator is appointed, then the third arbitrator shall be appointed by the American Arbitration Association (“AAA”), or any organization successor thereto, in accordance with its prevailing rules. Each arbitrator chosen or appointed pursuant to the foregoing provisions shall be an active or retired officer of an insurance or reinsurance company and shall be a disinterested person.
The arbitrators shall review the provisions of this Exhibit A and the Option Agreement, as well as any other documents or materials supplied by either party supporting such party’s position. The arbitrators shall render their decision with regard to the disputed Delphi Determination upon the concurrence of at least two of their number not later than thirty (30) business days after the appointment of the third arbitrator. The decision of the arbitrators shall be in writing and counterpart copies shall be delivered to each of Delphi and the RSL Optionholders. In rendering their decision, the arbitrators shall have no power to modify any of the provisions of this Agreement. All arbitration proceedings shall occur in Philadelphia, Pennsylvania. Judgment may be entered on the award of the arbitrators and may be enforced in accordance with the laws of the Commonwealth of Pennsylvania.
Immediately upon a party hereto giving written notice of its desire to arbitrate hereunder, Delphi agrees upon request to provide the RSL Optionholders with access to the books and records of the RSL Companies which reasonably relate to the Delphi Determinations (including, without limitation, examination rights and the right to make abstracts or copies from such books and records) during the normal business hours of RSL.
Each party shall pay the fees and expenses of the original arbitrator that it appointed (or in the case of the second party, the arbitrator appointed on its behalf if it should fail to appoint its own arbitrator). The fees and expenses of the third arbitrator and all other expenses of the arbitrators shall be borne by Delphi, on one hand, and the RSL Optionholders, on the other hand, equally. Each party shall bear the expense of its own counsel and the preparation and presentation of proof or supportive documentation.